Exhibit 10.1

October 7, 2026

3i, LP

2 Wooster Street, 2nd Floor

New York, NY 10013

Attention: Maier J. Tarlow

Re:	Third Side Letter — Closing under Series B Preferred Purchase Agreement

Dear Mr. Tarlow:

This letter agreement (this “Letter Agreement”) is entered into as of the date first written above, by and between Valion Bio, Inc., a Delaware corporation (the “Company”), and 3i, LP, a Delaware limited partnership (the “Purchaser”).

The Company and the Purchaser are party to that certain Securities Purchase Agreement, dated April 29, 2025 (as assigned and amended as of December 9, 2025, the “Series B Preferred Purchase Agreement”), with respect to the purchase and sale of up to 8,400 shares of the Company’s Series B Non-Voting Convertible Preferred Stock (“Series B Preferred Shares”) and warrants (“Series B Warrants”) to purchase shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at an initial exercise price determined pursuant to Section 2.2 of the Series B Preferred Purchase Agreement, for an aggregate purchase price of up to $8,400,000 in a series of closings. As of the date hereof, the Purchaser has the option, but not the obligation, to purchase up to 1,650 Series B Preferred Shares and corresponding Series B Warrants for an aggregate purchase price of up to $1,650,000.

The Company, the Purchaser and certain other purchasers are party to that certain Securities Purchase Agreement, dated as of December 9, 2025 (the “Series C Preferred Purchase Agreement”), with respect to the purchase and sale of (a) up to 75,000 shares of the Company’s Series C Non-Voting Convertible Preferred Stock (“Series C Preferred Shares”) and (b) warrants (“Series C Warrants”) to purchase a number of shares of Common Stock calculated pursuant to Section 2.2 of the Series C Preferred Purchase Agreement at an initial exercise price per share equal to the Fixed Conversion Price, as defined in the Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred Shares (the “Series C Certificate of Designation”), for an aggregate purchase price of up to $75,000,000 in a series of closings. As of the date hereof, the Purchaser has purchased 13,637 Series C Preferred Shares and corresponding Series C Warrants for an aggregate purchase price of $13,637,000, and has the right, subject to the terms and conditions set forth in the Series C Preferred Purchase Agreement, to purchase up to an additional 23,863 Series C Preferred Shares and corresponding Series C Warrants for an aggregate purchase price of up to $23,863,000.

The Company and the Purchaser are also party to that certain Securities Purchase Agreement, dated as of December 9, 2025, pursuant to which the Company issued to the Purchaser a Senior Secured Convertible Note in the original principal amount of $16,253,147.10 (the “Note”) and a warrant to purchase 182,129 shares of Common Stock (the “Note Warrant”).

Capitalized terms not defined herein shall have the meanings assigned thereto in the Series C Preferred Purchase Agreement.

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The Company and the Purchaser hereby agree as follows:

1. Closing. The Purchaser agrees, upon the satisfaction of the conditions set forth in Section 2, to purchase from the Company, and the Company agrees to issue to the Purchaser, in a closing (the “Closing”), (a) 50 Series B Preferred Shares (the “Closing Series B Shares”) and (b) Series B Warrants to purchase 1,539 shares of Common Stock at an initial exercise price of $2.5520 per share (the “Closing Series B Warrants”), for an aggregate purchase price of $50,000 (the “Closing Purchase Price”), subject to the satisfaction or waiver by the Purchaser of each of the conditions set forth in Section 2. At the Closing, the Purchaser shall pay the Closing Purchase Price to the Company in immediately available funds by wire transfer.

2. Closing Conditions. The obligations of the Purchaser hereunder in connection with the Closing are subject to each of the following conditions being satisfied or waived by the Purchaser prior to or at the Closing:

(a) Each of the conditions set forth in Sections 2.3(b) and 2.3(h) of the Series B Preferred Purchase Agreement shall have been satisfied or waived by the Purchaser.

(b) The Purchaser shall have received the Closing Series B Shares and the Closing Series B Warrants.

(c) The Purchaser shall have received each of the following deliverables required pursuant to Section 2.3(l) of the Series B Preferred Purchase Agreement:

(i) a certificate evidencing the Closing Series B Shares;

(ii) the Closing Series B Warrants, duly executed by the Company; and

(iii) all other documents, instruments and writings required to be delivered by the Company to the Purchaser on or before the Closing pursuant to the Series B Preferred Purchase Agreement or otherwise necessary to implement and effect the transactions contemplated thereby and hereby.

(d) The Company shall have delivered to the Purchaser a written notice, in form and substance reasonably satisfactory to the Purchaser, setting forth each price adjustment triggered by the Closing pursuant to the terms of the Series B Preferred Shares, the Series B Warrants, the Series C Preferred Shares, the Series C Warrants, the Note and the Note Warrant, including the resulting adjusted conversion or exercise price and any additional securities issuable as a result thereof.

(e) The Common Stock shall be listed on the Nasdaq Capital Market (“Nasdaq”), the Company shall be in compliance with all applicable listing and maintenance requirements of Nasdaq and the Company shall have no reason to believe that it will not continue to comply with such requirements.

3. Counterparts; Electronic Signatures. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Signatures transmitted by electronic means (including DocuSign or similar electronic signature platforms) shall be deemed original signatures for all purposes.

4. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

5. No Other Modification. Except as expressly set forth in this Letter Agreement, this Letter Agreement shall not amend, modify or waive any provision of any agreement or instrument between the Company and the Purchaser, each of which shall remain in full force and effect in accordance with its terms.

[Signature Page to Follow]

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[Signature Page to Third Side Letter]

Please confirm the Purchaser’s agreement to the foregoing by executing this Letter Agreement in the space provided below.

Very truly yours,

Valion Bio, Inc.

By: /s/ Lisa Wolf

Name: Lisa Wolf

Title: Chief Operating Officer

AGREED AND ACCEPTED:

3i, LP

By: 3i Management LLC, its General Partner

By: /s/ Maier J. Tarlow

Name: Maier J. Tarlow

Title: Manager

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